EXHIBIT 99.1

Harborside Healthcare Corporation and Subsidiaries
Consolidated Financial Statements
For the Years Ended December 31, 2004, 2005 and 2006

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of
Harborside Healthcare Corporation:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows present fairly, in all material respects, the financial position of Harborside Healthcare Corporation and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 5, 2007

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

AS OF DECEMBER 31,

	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$18,547	$21,919
Accounts receivable, net of allowances for doubtful
accounts of $11,843 and $12,474, respectively	58,410	74,141
Deferred income taxes	-	20,511
Prepaid expenses and other	20,240	28,015
Total current assets	97,197	144,586

Restricted cash (Note C)	7,841	7,940
Property and equipment, net (Note D)	211,352	289,483
Deferred financing and other intangibles, net (Note E)	6,167	8,465
Goodwill	2,391	6,494
Note receivable (Note F)	7,487	7,487
Total assets	$332,435	$464,455

LIABILITIES
Current liabilities:
Current maturities of long-term debt (Note H)	$339	$5,881
Accounts payable	19,766	27,989
Employee compensation and benefits	17,158	21,415
Accrued vacation and earned time	5,440	6,828
Workers’ compensation claims reserve	14,214	12,872
Other accrued liabilities	11,929	13,599
Accrued interest	955	-
Income taxes payable	-	223
Current portion of deferred income	147	147
Total current liabilities	69,948	88,954

Professional liability claims reserve (Note L)	18,209	18,748
Long-term portion of deferred income	1,696	1,549
Long-term debt (Note H)	157,953	235,063
Deferred income taxes	-	24,220
13% Convertible exchangeable preferred stock, redeemable, $.01 par value with a liquidation value of $1,000 per share; 100,000 shares authorized;
53,005 and 60,239 shares issued and outstanding, respectively (Note K)	53,005	60,239
Total liabilities	300,811	428,773

Commitments and contingencies (Notes G and L)

Minority interest	605	370

STOCKHOLDERS' EQUITY (Note K)
Common stock, $.01 par value, 58,060,000 shares authorized
and 15,610,664 shares issued	156	156
Additional paid-in capital	181,506	181,506
Common stock in treasury, at cost,
7,421,606 shares	(183,746)	(183,746)
Retained earnings	33,103	37,396
Total stockholders' equity	31,019	35,312
Total liabilities and stockholders' equity	$332,435	$464,455

The accompanying notes are an integral part of the consolidated financial statements.

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

FOR THE YEARS ENDED DECEMBER 31,

	2004	2005	2006

Total net revenues	$447,355	$495,717	$592,830

Expenses:
Facility operating	374,481	412,300	485,275
General and administrative	21,649	23,155	26,832
Management fee (Note N)	-	500	600
Merger costs (Note O)	-	-	2,554
Depreciation and amortization	12,309	14,678	18,240
Facility rent	30,329	27,455	28,590
	438,768	478,088	562,091
	8,587	17,629	30,739

Litigation costs (Note L)	2,500	-	-
Gain on early extinguishment of debt, net (Note H)	(94,384)	-	-

Income from operations before interest
expense, income taxes and minority interest	100,471	17,629	30,739

Interest expense, net	8,938	8,763	14,466

Income from operations before income
taxes and minority interest	91,533	8,866	16,273

Income tax expense (Note J)	450	450	4,459
Minority interest	139	219	287

Net income	$90,944	$8,197	$11,527

The accompanying notes are an integral part of the consolidated financial statements.

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(dollars in thousands)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 and 2006

				Accumulated	Retained
		Additional		Other	Earnings/
	Common	Paid-in	Treasury	Comprehensive	(Accumulated
	Stock	Capital	Stock	Loss	Deficit)	Total

Stockholders’ deficit, December 31, 2003	$153	$183,227	$(183,746)	$(298)	$(58,356)	$(59,020)

Preferred stock dividends	-	(2,118)	-	-	(1,317)	(3,435)

Comprehensive income:
Net income	-	-	-	-	90,944	90,944
Unrealized loss on derivative instrument
reclassified to earnings	-	-	-	298	-	298
Total comprehensive income	-	-	-	298	90,944	91,242

Stockholders’ equity, December 31, 2004	$153	$181,109	$(183,746)	$-	$31,271	$28,787

Preferred stock dividends	-	-	-	-	(6,365)	(6,365)

Exercise of options	3	397	-	-	-	400

Comprehensive income:
Net income	-	-	-	-	8,197	8,197
Total comprehensive income	-	-	-	-	8,197	8,197

Stockholders’ equity, December 31, 2005	$156	$181,506	$(183,746)	$-	$33,103	$31,019

Preferred stock dividends	-	-	-	-	(7,234)	(7,234)

Comprehensive income:
Net income	-	-	-	-	11,527	11,527
Total comprehensive income	-	-	-	-	11,527	11,527

Stockholders’ equity, December 31, 2006	$156	$181,506	$(183,746)	$-	$37,396	$35,312

The accompanying notes are an integral part of the consolidated financial statements.

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

FOR THE YEARS ENDED DECEMBER 31,

	2004	2005	2006
Operating activities:
Net income	$90,944	$8,197	$11,527
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation of property and equipment	10,804	12,871	16,023
Provision for losses on accounts receivable	6,150	6,468	9,587
Increase in deferred income taxes	-	-	3,709
Amortization of deferred financing and other intangibles	1,505	1,807	2,217
Amortization of deferred income	(365)	(86)	(147)
Accretion of senior subordinated discount notes	9,238	-	-
Amortization of long-term accrued interest	(6,065)	-	-
Amortization of loan costs
and fees (included in rental and interest expense)	268	82	12
Minority interest	139	219	287
Noncash gain on early extinguishment of debt	(95,521)	-	-
Noncash charge due to refinancing	-	90	-
	17,097	29,648	43,215
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(4,303)	(12,691)	(24,340)
(Increase) decrease in prepaid expenses and other	(7,555)	3,162	(7,667)
Increase (decrease) in accounts payable	(1,819)	5,747	7,924
Increase in employee compensation and benefits	3,321	2,738	4,073
Increase in accrued vacation and earned time	77	646	1,388
Increase (decrease) in workers’ compensation claims reserve	3,929	1,473	(1,342)
Increase (decrease) in accrued interest	(120)	469	(955)
Increase (decrease) in other accrued liabilities	5,796	(1,424)	1,479
Increase in income taxes payable	-	-	223
Increase in claims reserve accrual	1,925	161	539
Net cash provided by discontinued operations	327	-	-
Net cash provided by operating activities	18,675	29,929	24,537

Investing activities:
Additions to property and equipment	(11,692)	(18,797)	(19,486)
Purchase of facilities	(32,700)	(53,083)	(74,950)
Acquisition of home health care operation, net of cash acquired	-	-	(2,133)
Transfers to restricted cash, net	(2,120)	5,797	(99)
Recoupment of fixed asset outlays	-	471	-
Net cash used by investing activities	(46,512)	(65,612)	(96,668)

Financing activities:
Repayment of secured credit facility	(43,015)	-	-
Borrowings under credit agreement	110,597	29,403	95,500
Repayment of credit agreement	-	(5,000)	(12,500)
Repayment of home health care debt	-	-	(2,837)
Borrowings under mortgages payable	-	12,640	-
Repayment of mortgages payable	(25,620)	(169)	(348)
Borrowings under note payable	-	5,543	-
Additions to deferred financing costs	(4,566)	(2,494)	(4,312)
Receipt in connection with lease	-	1,800	-
Exercise of stock options	-	400	-
Payments made in connection with early extinguishment of debt	(13,058)	-	-
Net cash provided by financing activities	24,338	42,123	75,503

Net (decrease) increase in cash and cash equivalents	(3,499)	6,440	3,372
Cash and cash equivalents, beginning of year	15,606	12,107	18,547
Cash and cash equivalents, end of year	$12,107	$18,547	$21,919

Supplemental disclosure:
Interest paid	$6,587	$9,523	$16,923
Income taxes paid	$501	$580	$288
Accretion of preferred dividends	$3,435	$6,365	$7,234

Supplemental noncash financing activities:
Preferred stock issued in connection with debt extinguishment	$22,170	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

     Subsidiaries of Harborside Healthcare Corporation (on a consolidated basis, the "Company" or "Harborside") operate long-term care facilities. As of December 31, 2006, the Company owned forty-four facilities, operated thirty-one additional facilities under various leases and managed one facility. Additionally, effective May 1, 2006, the Company acquired 75% of the equity interests and associated assets of a home health company, which provides home care from three branch offices located in Massachusetts, for $2,200,000 and the assumption of $2,800,000 in debt. The acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, “Business Combinations”.

B. BASIS OF PRESENTATION

     The Company was incorporated in Delaware on March 19, 1996 and was formed as a holding company in anticipation of an initial public offering (the "IPO"), to combine under the control of a single corporation the operations of various business entities which were all under the majority control of several related stockholders.

     On April 15, 1998, the Company entered into a Merger Agreement (the "Merger") with HH Acquisition Corp. ("MergerCo"), an entity organized for the sole purpose of effecting a merger on behalf of Investcorp S.A., certain of its affiliates and certain other international investors (the "New Investors"). The New Investors made common equity cash contributions totaling $165 million ($158.5 million, net of issuance costs). On August 11, 1998, MergerCo merged with and into the Company, with Harborside Healthcare Corporation as the surviving corporation. As a result of the transaction, and pursuant to the Merger, the New Investors acquired approximately 91% of the post-merger common stock of the Company. The remaining 9% of the common stock was retained by existing stockholders, including management. As a result of the Merger, the Company's shares were de-listed from the New York Stock Exchange.

     The Merger was approved by a majority of the Company's stockholders at a special meeting held on August 11, 1998. Each share not retained by existing stockholders was converted into $25 in cash, representing in the aggregate, payments of approximately $184 million. The converted shares (7,349,832 shares) were recorded at cost as treasury stock and represent a deduction from the Company's stockholders' equity. Holders of outstanding stock options of the Company converted the majority of their options into cash at $25 per underlying share (less applicable exercise price and withholding taxes) with aggregate payments of approximately $8 million.

     In connection with the transaction and prior to the Merger, the New Investors made cash common equity contributions of $158.5 million, net of issuance costs, to MergerCo, and MergerCo obtained gross proceeds of $99.5 million through the issuance of 11% Senior Subordinated Discount Notes ("Discount Notes") due 2008 and $40 million through the issuance of 13.5% Exchangeable Preferred Stock ("Preferred Stock") mandatorily redeemable in 2010. In connection with the Merger and the related refinancings, the Company exercised purchase options for seven facilities which had previously been leased.

     As the result of subsequent transactions, the Discount Notes and Preferred Stock issued in connection with the Merger are no longer outstanding (see Notes H and K).

C. SIGNIFICANT ACCOUNTING POLICIES

     The Company uses the following accounting policies for financial reporting purposes:

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Total Net Revenues

     Total net revenues include net patient service revenues from the Company's facilities, as well as management fees from the one managed facility.

     Net patient service revenues payable by patients are recorded at established billing rates. Net patient service revenues to be reimbursed by contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from the Medicare program prior to January 1, 1999 and from Medicaid programs are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Company separately estimates revenues due from each third-party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare prior to January 1, 1999 and Medicaid are determined by filing cost reports which are then audited and generally retroactively adjusted by the payor. Legislative changes to state or Federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third-party payors, which could materially and adversely affect the Company, are reflected in operations at the time of the adjustment or settlement.

C. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Accounts receivable at December 31, 2005 and 2006, include $4,241,000 and $2,410,000, respectively, of net estimated settlements due from third-party payors.

Concentrations of Credit Risk

     A significant portion of the Company's revenues are derived from the Medicare and Medicaid programs. There have been, and the Company expects that there will continue to be, a number of proposals to limit reimbursement allowable to long-term care facilities under these programs. Approximately 81% of the Company's net revenues in the years ended December 31, 2004 and 2005 and 80% of the Company’s net revenues in the year ended 2006, are from the Company's participation in the Medicare and Medicaid programs. As of December 31, 2005 and 2006, $45,660,000 and $55,984,000, respectively, of accounts receivable were due from the Medicare and Medicaid programs.

Facility Operating Expenses

     Facility operating expenses include expenses associated with the normal operations of a long-term care facility. The majority of these costs consist of payroll and employee benefits related to nursing, rehabilitation therapy services, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include: the cost of medical and pharmacy supplies, food, utilities and insurance.

Provision for Doubtful Accounts

     Provisions for uncollectible accounts receivable of $6,150,000, $6,468,000 and $9,587,000 are included in facility operating expenses for the years ended December 31, 2004, 2005 and 2006, respectively. Individual patient accounts deemed to be uncollectible are written off against the allowance for doubtful accounts.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Significant estimates are used in determining the accounting for the collectibility of receivables, depreciation and amortization, health benefits, workers' compensation and general and professional liability claims, taxes and contingencies.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Expenditures that extend the lives of affected assets are capitalized, while maintenance and repairs are charged to expense as incurred. Upon the retirement or sale of an asset, the cost of the asset and any related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is included in net income.

     Depreciation expense is estimated using the straight-line method. Depreciation is calculated using the following estimated useful lives:

Buildings and improvements	30 to 40 years (limited to the life of the lease, for leased facilities)
Furniture and equipment	3 to 10 years
Land improvements	8 to 40 years

Deferred Financing and Other Intangibles

     Deferred financing costs consist of costs incurred in obtaining financing (primarily loans and facility leases). These costs are amortized using the straight-line method (which approximates the effective interest method) over the term of the related financial obligation (see Notes E and H).

Goodwill

     In connection with each of its acquisitions, the Company reviewed the assets of the acquired facilities and assessed their relative fair value in comparison to the purchase price. Goodwill resulted from the acquisition of certain assets for which the negotiated purchase prices exceeded the allocations of the fair market value to identifiable assets and assumed liabilities. Through December 31, 2001, goodwill was amortized using the straight-line method over a 15 to 40 year period. In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets", which was effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but required to be assessed for valuation impairment at least annually or as circumstances warrant. An impairment charge would be recorded to the extent the book value of goodwill exceeds its implied fair value. No goodwill impairment was recognized upon transition to SFAS No.142. Additionally, no goodwill impairment was recognized for the years ended December 31, 2004, 2005 and 2006. As of December 31, 2005 and 2006, the Company had goodwill of $2,391,000 and $6,494,000, respectively. The recognition of $2,391,000 of goodwill related to the acquisition of two facilities in September 2002 that had previously been leased by the Company (see

C. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Notes G and H), $340,000 related to the acquisition of eleven facilities in Kentucky in October 2006 (see Note O), and $3,763,000 related to the acquisition of 75% of the equity interests of a home health company, Physicians Homecare, in May 2006 (See Note O).

Assessment of Long-Lived Assets

     The FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for long-lived assets to be disposed of. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to cover the assets’ carrying amounts at each facility. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount.

Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of their acquisition by the Company.

Restricted Cash

     Restricted cash consists of cash in escrow accounts as required by several of the Company's leases and other financing arrangements.

Income Taxes

     The Company determines deferred taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires that deferred tax assets and liabilities be computed based on the difference between the financial statement and income tax basis of assets and liabilities using enacted tax rates. Deferred income tax expenses or credits are based on the changes in the assets or liabilities from period to period. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized (see Note J).

Reclassifications

     Certain amounts from prior years have been reclassified to conform to current year presentation.

New Accounting Pronouncements

     In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes”, as an interpretation of SFAS No. 109, “Accounting for Income Taxes”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for the Company beginning January 1, 2007. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN No. 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We do not believe that the adoption of FIN No. 48 on January 1, 2007 will have a material effect on the Company's financial position, cash flows or results of operations.

In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations”, an Interpretation of SFAS No. 143. A conditional asset retirement obligation refers to a legal obligation to retire assets where the timing and/or method of settlement are conditioned on future events. FIN No. 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation, when incurred, if the liability's fair value can be reasonably estimated. The Company adopted the provisions of FIN No. 47 in 2006. The adoption of this Interpretation had no impact on the Company's results of operations or overall financial position.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted, on a prospective basis, SFAS No. 123(R) effective January 1, 2006. The adoption of SFAS No. 123 (R) had no significant impact on the Company’s results of operations or overall financial position.

D. PROPERTY AND EQUIPMENT

     The Company's property and equipment are stated at cost less accumulated depreciation and consist of the following as of December 31:

	2005	2006

Land	$15,343,000	$17,864,000
Land improvements	4,344,000	4,823,000
Buildings and improvements	185,291,000	255,979,000
Leasehold improvements	19,119,000	23,514,000
Equipment, furnishings and fixtures	58,639,000	74,710,000
	282,736,000	376,890,000
Less accumulated depreciation	71,384,000	87,407,000
	$211,352,000	$289,483,000

E. DEFERRED FINANCING AND OTHER INTANGIBLES

     Deferred financing and other intangibles are stated at cost less accumulated amortization and consist of the following as of December 31:

	2005	2006

Deferred financing costs and other intangibles	9,251,000	11,155,000
Non-compete agreement	-	215,000
	9,251,000	11,370,000
Less accumulated amortization	3,084,000	2,905,000
	$6,167,000	$8,465,000

Future estimated amortization expense for deferred financing costs and other intangibles as of December 31, 2006 is as follows:

2007	$ 2,594,000
2008	2,339,000
2009	915,000
2010	303,000
2011	268,000
Thereafter	2,046,000
$8,465,000

F. NOTE RECEIVABLE

     On December 1, 1997, the Company entered into an operating lease for five long-term care facilities in Connecticut. In connection with this transaction, the Company provided cash and received a note receivable from the owner in the amount of $7,487,000. Interest is earned at the rate of 9% per annum, and payments are due monthly, in arrears, commencing January 1, 1998 and continuing until November 30, 2010, at which time the entire principal balance is due. The proceeds of the note were used by the owner to repay certain indebtedness. The note is collateralized by various mortgage interests and other collateral (see Note O).

G. OPERATING LEASES

     The Company leases certain long-term care facilities and administrative offices under operating leases. The Company’s existing leased facilities are leased either from the owner of the facilities or from a real estate investment trust or other real estate entity that has purchased the facilities from the owner. The Company’s leases generally require it to make monthly lease payments and pay all applicable property operating costs. The Company generally negotiates leases that provide for extensions beyond the initial lease term and an option to purchase the leased facility. In some cases, the option to purchase the leased facility is at a price based on the fair market value of the facility at the time the option is to be exercised. In other cases, the lease sets forth a fixed purchase option price. Several of the leases contain cash flow to rent coverage ratio requirements of 1.25 or 1.30 to 1.00.

     During 2004 the Company agreed to purchase six facilities in New Hampshire that it had operated under leases since January 1995. Five of these facilities were purchased on November 30, 2004 and were financed using borrowings under the Company’s Credit Agreement, while the sixth facility was purchased subject to a HUD insured mortgage in November 2005. On November 30, 2004, the Company also entered into new operating lease agreements with respect to eight other facilities that it had previously operated under lease agreements with the same lessor.

G. OPERATING LEASES (CONTINUED)

     In July 2005, the Company purchased one facility (163 licensed skilled nursing facility beds and located in Maryland) that had been operated by the Company pursuant to a direct operating lease. The Company exercised an option to purchase the facility at a fixed price of $10,950,000. The purchase was financed by the assumption of a HUD insured mortgage and a note payable to the seller.

     Effective July 1, 2005, the Company purchased four and leased five skilled nursing facilities (1,108 licensed beds) located in Kentucky. The five leased facilities qualified as operating leases while the other four were purchased using proceeds from the Company’s Credit Agreement.

     Future minimum rent commitments under the Company's non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$ 27,491,000
2008	19,063,000
2009	18,305,000
2010	18,234,000
2011	18,396,000
Thereafter	100,375,000
$201,864,000

H. LONG-TERM DEBT

Subordinated Note Payable, Mortgages Payable and Note Payable

     Harborside owns a 75% interest in a partnership ("BCLP" or the "Partnership") that owns one facility. On April 25, 2003, BCLP refinanced its existing bank debt. In connection with the refinancing, the bank terminated a collateral requirement and limited guarantee of the non-Harborside BCLP partners in return for a mortgage principal reduction in the amount of $1,000,000, which was funded by the non-Harborside BCLP partners and Harborside in the amounts of $819,000 and $181,000, respectively. BCLP issued $1,000,000 of subordinated notes payable to the BCLP partners. These notes require monthly payments of interest only, at the LIBOR rate plus 2.75% beginning May 1, 2003. Principal is due in full on March 31, 2008 but may be extended until March 31, 2013. The refinanced mortgage payable to a bank has a balance of $4,065,000 as of December 31, 2006 and requires monthly payments of principal and interest. Interest is calculated at the LIBOR rate plus 2.75% or the prime rate plus .25%, at the Partnership’s option. Principal payments are $247,632 annually with a balloon payment on March 31, 2009. Among other requirements, the loan limits the Partnership’s ability to borrow funds and to make acquisitions, dispositions or distributions; it also requires that the Partnership maintain specified debt service coverage and current ratios. The loan is collateralized by each partner’s partnership interest; a mortgage on the real estate; all of the assets of the Partnership; and a guarantee by Harborside Healthcare Corporation.

     In July 2005, the Company acquired one facility in Maryland that had been operated by the Company pursuant to a direct operating lease. The Company purchased the membership interests of the owner of the facility for $10,950,000 by the assumption of a HUD insured mortgage payable in the amount of $5,407,000 and the issuance of a note payable to the seller in the amount of $5,543,000. The HUD loan matures in July 2042 and bears interest at a rate of 6.67%. The HUD loan may be prepaid as of August 1, 2007 with thirty days notice. As of December 31, 2006, the balance on the HUD insured mortgage was $5,354,000. The note payable to the seller has a maturity date of August 31, 2007 and bears interest at LIBOR plus 2.25%.

     In November 2005 the Company acquired one New Hampshire facility that had been operated by the Company pursuant to an operating lease. The purchase price of the facility was equal to the assumption of a HUD insured mortgage payable. As of December 31, 2006, the balance on the HUD insured mortgage was $7,162,000. The HUD loan matures in February 2043 and bears interest at a rate of 5.85%.

Credit Agreement

     On August 11, 1998, in connection with the Merger, the Company entered into a six-year $250 million collateralized credit facility (the "Credit Facility"). During the first four years of the Credit Facility, up to $250 million could be used in connection with synthetic lease financing. Proceeds of the loans could be used for working capital, capital expenditures, acquisitions and general corporate purposes. Interest was based on either LIBOR or prime rates of interest (plus applicable margins), at the election of the Company. The Credit Facility required that the Company maintain an interest/rent coverage ratio which varied by year, and limited aggregate borrowings under the Credit Facility to a predetermined multiple of EBITDA.

     During the first quarter of 1999, the Company determined that its anticipated financial results for that quarter would cause the Company to be out of compliance with certain financial covenants of the Credit Facility. Accordingly, the Company obtained an amendment (the "First Amendment") to the Credit Facility effective March 30, 1999 which temporarily limited borrowings under the Credit Facility to an aggregate of $58.5 million (exclusive of undrawn letters of credit outstanding as of March 30, 1999) and which modified certain financial covenants. In September 2000, the Credit Facility was again amended (the “Second Amendment”), resulting in a permanent reduction of the Company’s maximum borrowings under the Credit Facility from $250 million to $150 million and an increase in the Company’s borrowing rate. As a result of the permanent reduction in funds available through the Credit Facility, the Company was required to write off a proportionate amount of the deferred financing costs incurred when the Credit Facility was obtained.

H. LONG-TERM DEBT (CONTINUED)

     On March 28, 2001, the Company obtained an additional amendment (the “Third Amendment”) to the Credit Facility in order to be able to implement the financial restructuring of the Company’s Discount Notes and Preferred Stock discussed below. The Third Amendment resulted in a permanent reduction of the Company’s maximum borrowings under the Credit Facility from $150 million to $60 million, revised certain financial covenants, changed the maturity date of the Credit Facility to March 31, 2004 and increased the Company’s borrowing rate. The Third Amendment also required the Company to repay, on an annual basis, the greater of $5 million or 50% of the Company’s excess cash flow (as defined). As a result of the permanent reduction in funds available through the Credit Facility, the Company was required to write off a proportionate amount of the deferred financing costs incurred when the Credit Facility was obtained.

     On September 13, 2002, the Company entered into a new three-year collateralized credit facility (the “Secured Credit Facility”) that provided access to a maximum of $100 million. Borrowings under the Secured Credit Facility were used to repay all amounts owed in connection with the termination of the Company’s previous Credit Facility (including amounts outstanding in connection with a $13,700,000 synthetic lease obligation) as well as related closing costs and expenses. The terms of the Secured Credit Facility provided a maximum of $25 Million on a revolving credit basis and a maximum of $75 million in the form of a term loan. Proceeds from the Secured Credit Facility could be used for the acquisition of additional healthcare facilities (including required working capital), joint venture investments, letters of credit, and general corporate purposes. The Secured Credit Facility was collateralized by substantially all of the Company’s patient accounts receivable, certain real estate and a first or second priority interest in the capital stock of certain of the Company’s subsidiaries. Interest on the revolving credit facility was payable monthly in arrears at a rate of LIBOR plus 4.25% (or Prime plus 1.25%), at the election of the Company. The terms of the Secured Credit Facility initially limited availability through the term loan to $60 million, but this amount could be increased to $75 Million at the election of the Company after the occurrence of certain events. Interest on the term loan was payable monthly in arrears at the rate of LIBOR plus 4.1% with a minimum interest rate of 7%. The Secured Credit Facility contained a number of restrictive covenants that, among other things, restricted the Company’s ability to dispose of certain assets, limited the Company’s ability to declare and pay certain dividends, and required the Company to maintain a minimum occupancy, as well as predetermined levels of fixed charge coverage and debt service coverage as defined in the loan agreement.

     In connection with entering into the Secured Credit Facility, the Company incurred non-recurring Financing Costs totaling $2,835,000. This non-recurring charge included $1,700,000 recorded in connection with the termination of a synthetic lease for two of the Company’s facilities (the “Synthetic Lease Properties”) made through the Company’s prior Credit Facility. The Company was obligated to purchase the Synthetic Lease Properties at a pre-determined price ($13,700,000) upon the occurrence of certain events including a termination of the prior Credit Facility. The carrying value of the Synthetic Lease Properties was recorded at the purchase price ($13,700,000), less a charge of $1,700,000 to reflect uncertainties related to the value of these properties in connection with the expiration of a significant portion of Medicare reimbursement effective October 1, 2002. Additionally, the Company wrote off un-amortized deferred financing costs associated with the prior Credit Facility ($666,000), recognized bonus payments to executive officers for securing the replacement financing (totaling $350,000) and incurred certain other professional and recording costs.

     In connection with obtaining the Secured Credit Facility, the Company purchased an interest rate cap on $40 million notional principal amount that matured on September 1, 2005. This interest rate cap provided the Company partial protection from exposure to the floating interest rate associated with $40 million of term loan borrowings. The entire amount of this interest rate cap was designated an effective cash flow hedge to limit possible increases in interest payments on its term loan. The interest rate cap limited the Company’s exposure to an increase in the underlying LIBOR rate to (a) 5.23% if LIBOR was less than 6.23% or (b) 6.23% if LIBOR increased above 6.23%.

     Changes in the fair market value of a derivative that is highly effective and is designated and qualifies as a cash flow hedge, are reported as “Accumulated Other Comprehensive Income or Loss” (“AOCIL”) in the “Stockholders' Equity” section of the Company’s consolidated balance sheet. Losses of $241,000 and $57,000 were charged to AOCIL for the years ended December 31, 2002 and 2003, respectively. In 2004, the Company replaced its Secured Credit Facility, and the deferred losses associated with the Secured Credit Facility's interest rate cap were reclassified to earnings.

     On October 6, 2004, the Company entered into a new three-year collateralized credit facility (the “Credit Agreement”) that provided access to a maximum of $100 million. Borrowings under the Credit Agreement were used to repay all amounts due under the Secured Credit Facility and to refinance the THCI Mortgage, the Ohio Mortgage and to fund related closing costs and expenses. In connection with entering into the Credit Agreement, the Company wrote off deferred financing costs associated with the prior Secured Credit Facility ($905,000 reflected net as a component of the “Gain on Early Extinguishment of Debt”) and incurred certain other professional and recording costs. Borrowings under the Credit Agreement are available on a revolving credit basis using a predetermined advance rate multiplied by the operating income of the secured real estate (as defined) plus eligible accounts receivable. The Credit Agreement is collateralized by substantially all of the Company’s patient accounts receivable, certain real estate and a first or second priority interest in the capital stock of certain of the Company’s subsidiaries. Interest on the Credit Agreement is payable monthly in arrears at a rate of LIBOR plus an add-on (2.25%-3.5%) based on a leverage formula, as defined. Proceeds from the Credit Agreement can be used for the acquisition of additional healthcare facilities (including working capital), joint venture investments, letters of credit, and general corporate purposes. The Credit Agreement contains a number of restrictive covenants that, among other things, restrict the Company’s ability to dispose of certain assets, limits the Company’s ability to declare and pay dividends, requires the Company to maintain a minimum occupancy level as well as a predetermined level of fixed charges coverage (as defined by the Credit Agreement).

     On November 30, 2004, availability under the Credit Agreement was increased to $150 million under the same terms and conditions. The Company borrowed approximately $36 Million under the Credit Agreement on that date to acquire five facilities in New Hampshire that had been operated by the Company pursuant to operating leases.

H. LONG-TERM DEBT (CONTINUED)

On February 16, 2005, availability under the Credit Agreement was increased to $175 million under the same terms and conditions. On June 30, 2005, the Company borrowed approximately $29 million to acquire four facilities in Kentucky which were pledged as collateral under the Credit Agreement. On October 31, 2005, availability under the Credit Agreement was increased to $210 million under the same terms and conditions.

     On April 28, 2006, the Company amended its Credit Agreement to increase availability from $210 million to $310 million in anticipation of funding requirements associated with the expected purchase of additional facilities. As part of this amendment, the interest rate was fixed at a rate of LIBOR plus 2.75% and the maturity date of the Credit Agreement was extended to April 27, 2009. Additionally, borrowings under the Credit Agreement had been available using a predetermined advance rate (5.66) multiplied by the operating income (as defined) of the facilities mortgaged under the Credit Agreement, plus eligible accounts receivable. The amendment increased the 5.66 advance rate to 6.0 and made additional funds available through an advance rate (2.5) multiplied by the remainder of the Company’s operating income (as defined). On August 1, 2006, the Company borrowed approximately $19 million to acquire two facilities in Connecticut which were pledged as collateral under the Credit Agreement. On October 1, 2006, the Company borrowed approximately $49 million to acquire eleven facilities in Kentucky which were pledged as collateral under the Credit Agreement. On November 1, 2006, the Company borrowed approximately $7 million to acquire one facility in Connecticut which was pledged as collateral under the Credit Agreement. As of December 31, 2006, total commitments under the Credit Agreement were approximately $241.9 million and consisted of borrowings under the revolving credit facility of approximately $218 million and $23.9 million of undrawn letters of credit. As of December 31, 2006, the Company had approximately $68.1 million of funding available under the Credit Agreement. As of December 31, 2006, the interest rate under the Credit Agreement was 8.13%.

Discount Notes

     In connection with the Merger on August 11, 1998, the Company issued $170 million principal amount at maturity (approximately $99,500,000 gross proceeds) of Discount Notes. Each Discount Note was issued with a principal amount at maturity of $1,000 and an original issue price of $585.25. Interest on the Discount Notes accreted in accordance with a predetermined formula on a semi-annual basis on February 1, and August 1, of each year. Cash interest was not to accrue on the Discount Notes until August 1, 2003. In March 2001, the Company entered into an agreement (the "Restructuring Agreement") with Investcorp S.A. and the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and Preferred Stock. The Restructuring Agreement contemplated that the Company would offer to exchange for each $1,000 amount at maturity of outstanding Discount Notes a combination of the following: (1) 0.5899118 of a new 12% Senior Subordinated Discount Note due 2007 (the “New Notes”) each having a principal amount at maturity equal to $1,000 and an original issue price of $685.67 (assuming that the New Notes were issued on May 4, 2001), (2)  $88.2353 in cash and (3) common stock purchase warrants for approximately 10.9 shares of its Class A Common Stock. The Company would also offer to exchange common stock purchase warrants for approximately 10.7 shares of its Class A Common Stock for each $1,000 liquidation preference of Preferred Stock (based on the aggregate liquidation preference to be outstanding on May 1, 2001) plus any dividends accrued on such Preferred Stock after May 1, 2001. In conjunction with the restructuring proposal, the Company would solicit consents from holders of outstanding Discount Notes and Preferred Stock to amendments to the Indenture governing the Discount Notes and to the Certificate of Designation governing the Preferred Stock that would eliminate or modify certain restrictive covenants and other provisions contained in the Indenture and the Certificate of Designation and would substantially eliminate the preferences of the Preferred Stock, including the reduction of the liquidation preference from $1,000 to $0.01 per share and the elimination of the right of holders to be paid dividends on shares of Preferred Stock. Also, the Company would issue to Investcorp S.A. (or one or more of its affiliates or designees) up to 15,000 shares of a new series of 13% convertible exchangeable preferred stock (the "New Preferred Stock") and 1,854,422 common stock purchase warrants for a total purchase price of up to $15,000,000.

     On April 6, 2001, the Company initiated the exchange offer and consent solicitation contemplated by the Restructuring Agreement. On May 10, 2001, the Company completed the exchange offer and consent solicitation, thereby implementing each of the elements of the Restructuring Agreement. All of the outstanding Discount Notes and 99.96% of the Preferred Stock shares were tendered and exchanged in the exchange offer. As a result of the exchange, (1) the Company had an aggregate principal amount at maturity of $100,276,000 of New Notes outstanding and an aggregate liquidation preference of $15,000,000 (as of May 10, 2001) of New Preferred Stock outstanding, (2) warrants were issued to holders of Discount Notes, to holders of Preferred Stock, and to Investcorp S.A. representing the right to purchase an aggregate of approximately 15%, 5% and 15%, respectively, of the total number of shares of all classes of the Company's common stock on a fully diluted basis (excluding shares issuable upon conversion of the New Preferred Stock, each share of which are initially convertible into 150 shares of Class A Common Stock), and (3) the Company paid $15,000,000 in cash as partial consideration for the tendered Discount Notes.

     The reduction in the liquidation preference of the Preferred Stock was completed on May 10, 2001, as contemplated by the Restructuring Agreement. The carrying amount of the Preferred Stock was reduced from $57,595,000 to $576, and the amount of the reduction, net of unamortized deferred financing costs related to the issuance of the Preferred Stock (approximately $1,011,000 at May 10, 2001), was directly transferred to the Company’s Accumulated Deficit account. With the exchange of the New Notes for the Discount Notes, the carrying value of the accreted principal of the Discount Notes was reduced to $68,890,000, and the amount of the reduction, net of the aggregate cash payment of $15,000,000, was directly transferred to the Company’s Long-term Accrued Interest account. Subsequent to their issuance, the carrying amount of the New Notes increased as the result of accretion and resulted in a corresponding decrease in the carrying amount of Long-term Accrued Interest. Interest expense on the New Notes was recognized such that a constant effective interest rate would be applied to the aggregate carrying amount of the New Notes and Long-term Accrued Interest for all periods between the issuance date and the maturity date of the New Notes.

H. LONG-TERM DEBT (CONTINUED)

     In connection with the Third Amendment to the Credit Facility and the implementation of the Restructuring Agreement in May 2001, the Company incurred a non-recurring charge of $9,045,000. This charge resulted from the write-off of approximately $1,500,000 of unamortized deferred financing costs incurred when the Credit Facility was obtained, the write-off of approximately $3,400,000 of unamortized deferred financing costs related to the issuance of the Discount Notes, and the recognition of various investment advisory, legal and other fees associated with these events of $4,145,000.

     The New Notes were issued at a discount and interest on the New Notes was to accrete until August 1, 2004. Cash interest payments were to be paid semi-annually in arrears beginning on February 1, 2005 based on the fully accreted value of the New Notes and a 12% cash interest payment rate. The New Notes were to mature on August 1, 2007.

     In October 2004, the Company retired all of the outstanding New Notes through two separate transactions. In the first transaction, the Company made a cash payment of $5,350,000 to a holder of New Notes in exchange for New Notes with an accreted value of $7,953,000 and warrants to purchase 172,233 shares of the Company’s Class A Common Stock (at $0.01 per share). In the second transaction, the Company (a) issued 22,170 shares of additional New Preferred Stock (with an initial liquidation vale of $22,170,000), (b) issued Common Stock Warrants (the “New Stock Warrants”) representing the right to purchase (at $0.01 per share) an aggregate of 2,472,219 shares of Class A Common Stock and (c) made a cash payment of $7,708,000 in exchange for New Notes with an accreted value of $92,323,000 and warrants to purchase 2,299,986 shares of the Company’s Class A Common Stock (at $0.01 per share). In connection with these two transactions, the carrying amounts of the New Notes and the related Long-Term Accrued Interest were eliminated. In the second transaction, recipients of cash consideration and shares of New Preferred Stock and New Stock Warrants included certain affiliates of Investcorp S.A. The Company incurred various professional and administrative expenses in connection with these two transactions and as a result of these transactions, the Company recorded a “Gain on Early Extinguishment of Debt” of $94,384,000 net of expenses, including expenses incurred in connection with replacing the Secured Credit Facility with the Credit Agreement.

     Interest expense charged to operations for the years ended December 31, 2004, 2005 and 2006 was $9,964,000, $10,075,000 and $15,980,000, respectively.

     As of December 31, 2005 and 2006, the Company's long-term debt, excluding the current portion, consisted of the following:

	2005	2006

Subordinated note payable	$819,000	$819,000
Mortgages payable	16,591,000	16,244,000
Note payable	5,543,000	-
Loans under Credit Agreement	135,000,000	218,000,000
	$157,953,000	$235,063,000

     As of December 31, 2006, future maturities associated with the Company's debt are as follows:

2007	$ 5,881,000
2008	1,171,000
2009	221,680,000
2010	117,000
2011	125,000
Thereafter	11,970,000
$240,944,000

     Substantially all of the Company's assets are subject to liens under long-term debt or operating lease agreements. The Company believes that, taken together, its current cash balances, internally generated cash flow and availability under its credit facilities should result in the Company having adequate cash resources to meet its debt service and other financial obligations for at least the next twelve months.

I. RETIREMENT PLANS

     The Company maintains an employee 401(k) defined contribution plan. Through August 31, 2004, employees of the Company were eligible to participate in the plan upon completion of nine months of service by the end of a twelve-month period. Starting September 1, 2004, employees of the Company are eligible to participate in the plan beginning with the first day of the first month following their commencement of employment and anytime thereafter. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Until June 30, 2005, employee contributions to this plan were periodically matched at the discretion of the Company. Effective July 1, 2005, the Company began matching 25% of the first 6% contributed to the plan by each eligible plan participant. The Company contributed $153,000 and $810,000 to the plan in 2005 and 2006, respectively; no contribution was made in 2004.

     In September 1995, the Company established a Supplemental Executive Retirement Plan (the "SERP") to provide benefits to key employees. Participants may defer up to 25% of their compensation which is matched by the Company at a rate of 50% (up to 10% of base salary). Vesting in the matching portion occurs in January of the second year following the plan year in which contributions were made. The Company contributed $100,000 and $128,000 to the plan in 2005 and 2006, respectively.

J. INCOME TAXES

     As required by SFAS No. 109, the Company evaluates the positive and negative evidence impacting the realizability of its deferred tax assets. Through December 31, 2005, the Company considered the recent and historical results of operations and concluded, in accordance with the applicable accounting methods, that it was more likely than not that a certain portion of its deferred tax assets would not be realizable. To the extent that an asset is not realizable, a valuation allowance is established. During the year ended December 31, 2006, the Company concluded that, based on sustained improved operations, a valuation allowance was no longer required and the existing valuation allowance was reversed. This belief is supported by the Company’s taxable income over the past three years. The tax effects of temporary differences giving rise to deferred tax assets and liabilities as of December 31, 2005 and December 31, 2006 are as follows:

	2005	2006
Deferred tax assets:
Reserves	$21,566,000	$20,511,000
Rental payments	339,000	5,000
Net operating loss carryforwards	9,769,000	3,646,000
Other	839,000	1,427,000
Valuation allowance	(3,655,000)	-
Total deferred tax assets	$28,858,000	$25,589,000

Deferred tax liabilities:
Depreciation and amortization	$28,858,000	$29,298,000

     At December 31, 2006, the Company has federal net operating loss carryforwards of $8.1 million, which begin to expire in 2021. Ownership changes, as defined in Internal Revenue Code Section 382, resulting from the issuance of stock could limit the amount of net operating loss carryforwards that can be utilized to offset future taxable income.

Significant components of the provision for income taxes for the years ended December 31, 2004, 2005 and 2006 are as follows:

	2004	2005	2006
Current:
Federal	$162,000	$209,000	$301,000
State	288,000	241,000	450,000
Total current	450,000	450,000	751,000

Deferred:
Federal	-	-	3,336,000
State	-	-	372,000
Total deferred	-	-	3,708,000

Total income tax expense	$450,000	$450,000	$4,459,000

     The reconciliation of income tax computed at statutory rates to income tax for the years ended December 31, 2004, 2005 and 2006 is as follows:

	2004		2005		2006

Statutory rate	$31,988,000	35.0%	$3,026,000	35.0%	$5,595,000	35.0%
State income tax, net of federal benefit	5,359,000	5.9	661,000	7.6	1,371,000	8.6
Permanent differences	463,000	0.5	137,000	1.6	1,176,000	7.4
Change in valuation allowance	(37,360,000)	(40.9)	(3,374,000)	(39.0)	(3,683,000)	(23.0)
	$450,000	0.5%	$450,000	5.2%	$4,459,000	28.0%

K. CAPITAL STOCK

Common Stock

     On August 11, 1998, as a result of the Merger, the Company authorized the issuance of 500,000 shares of preferred stock with a par value of $.01 per share and 19,000,000 shares (comprised of five classes) of common stock, each with a par value of $.01 per share, consisting of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock, Harborside Class D Common Stock and Common Stock (collectively "Harborside Common Stock"). Effective April 4, 2001, the Company’s Certificate of Incorporation was amended to (a) increase the authorized number of shares of the Company’s Class A Common Stock from 1,200,000 shares to 11,700,000 shares and (b) increase the authorized number of shares of the Company’s Common Stock from 9,500,000 shares to 20,000,000 shares. On November 19, 2001, the Company's Certificate of Incorporation was amended to increase the authorized number of shares of the Company's Class C Common Stock from 1,580,000 shares to 2,280,000 shares. On October 20, 2004, the Company’s Certificate of Incorporation was amended to (a) increase the authorized number of the Company’s Class A Common Stock from 11,700,000 shares to 20,000,000 shares, (b) increase the authorized number of the Company’s Class C Common Stock from 2,280,000 shares to 2,310,000 shares and (c) increase the authorized number of the Company’s Common Stock from 20,000,000 shares to 29,030,000 shares.

K. CAPITAL STOCK (CONTINUED)

     The number of shares of Harborside common stock authorized and outstanding as of December 31, 2004, 2005 and 2006 are as follows:

	2004		2005		2006
	Authorized	Outstanding	Authorized	Outstanding	Authorized	Outstanding
	Shares	Shares	Shares	Shares	Shares	Shares
Title
Harborside Class A Common Stock	20,000,000	661,332	20,000,000	661,332	20,000,000	661,332
Harborside Class B Common Stock	6,700,000	5,940,000	6,700,000	5,940,000	6,700,000	5,940,000
Harborside Class C Common Stock	2,310,000	1,258,976	2,310,000	1,567,726	2,310,000	1,567,726
Harborside Class D Common Stock	20,000	20,000	20,000	20,000	20,000	20,000
Common Stock	29,030,000	-	29,030,000	-	29,030,000	-
Total	58,060,000	7,880,308	58,060,000	8,189,058	58,060,000	8,189,058

     Holders of shares of Harborside Class A Common Stock and Common Stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to Delaware General Corporate Law ("the DGCL"). Holders of shares of Harborside Class D Common Stock are entitled to 330 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. Holders of Harborside Class B Common Stock or Harborside Class C Common Stock will not have any voting rights, except that the holders of the Harborside Class B Common Stock and Harborside Class C Common Stock will have the right to vote as a class to the extent required under the laws of the State of Delaware.

     Upon the occurrence of a sale of 100% of the outstanding equity securities or substantially all of the assets of the Company, a merger as a result of which the ownership of the Harborside Common Stock is changed to the extent of 100%, or a public offering of any equity securities of the Company, each share of Harborside Class A Common Stock, Harborside Class B Common Stock, Harborside Class C Common Stock and Harborside Class D Common Stock will convert into one share of Common Stock of the Company.

Restricted Stock

     During the year ended December 31, 2000, the Company issued 664,500 shares of restricted Class C common stock (the “Restricted Shares”) to employees of the Company. In connection with the issuance of these Restricted Shares, options to purchase 507,705 shares of the Company’s Class C common stock (previously granted on August 11, 1998 at an exercise price of $25.00) were cancelled. In February 2004, an additional 15,000 Restricted Shares were issued to employees of the Company. The purpose of the restricted stock issuance is to better enable the Company to retain and motivate key employees. The Restricted Shares generally vest over three or four years from the date of issuance. As of December 31, 2006 and December 31, 2005, 607,726 Restricted Shares were outstanding and vested. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Preferred Stock

     In connection with the Merger on August 11, 1998, the Company issued 40,000 shares of Preferred Stock. The holders of Preferred Stock were entitled to receive quarterly dividend payments in arrears beginning November 1, 1998. Dividends were payable in cash or in additional shares of Preferred Stock, at the option of the Company, until August 1, 2003. After August 1, 2003, dividends were to be paid only in cash. During the year ended December 31, 2001, all dividends except for fractional shares amounting to $6,000 were paid in additional shares.

     In March 2001, the Company entered into the Restructuring Agreement with Investcorp S.A. and the holders of more than a majority in interest of the Company's Discount Notes and Preferred Stock for purposes of implementing a restructuring of the Discount Notes and the Preferred Stock (see Note H). On May 10, 2001, the Company completed an exchange offer and consent solicitation, thereby implementing each of the elements of the Restructuring Agreement. As part of the exchange offer, 99.96% of the Preferred Stock shares were tendered and warrants were issued to holders of the Preferred Stock representing the right to purchase (at an exercise price of $0.01 per share) an aggregate of approximately 5% of the total number of shares of all classes of the Company's common stock on a fully diluted basis (excluding shares issuable upon conversion of the New Preferred Stock, each share of which was initially convertible into 150 shares of Class A Common Stock). As contemplated by the Restructuring Agreement, on May 10, 2001, the liquidation preference of the Preferred Stock was reduced from $1,000 to $0.01 per share and the carrying amount of the Preferred Stock was reduced from $57,595,000 to $576. The amount of this reduction, net of unamortized deferred financing costs related to the issuance of the Preferred Stock (approximately $1,011,000 at May 10, 2001), was directly transferred to the Company’s Accumulated Deficit account.

     In connection with the financial restructuring, the Company issued 15,000 shares of New Preferred Stock for a purchase price of $15,000,000. The New Preferred Stock has an initial liquidation preference of $15,000,000 and is entitled to dividends at the greater of: (a) a rate of 13% per annum compounded quarterly and payable in additional shares of New Preferred Stock, or at any time while no New Notes are outstanding, in cash at the Company's option, and (b) an amount equal to the dividends payable on outstanding shares of Class A Common Stock, payable quarterly in the same form as such dividends are payable. The New Preferred Stock is mandatorily redeemable on February 1, 2008. Shares of the New Preferred Stock are redeemable at a premium, which will decline ratably to par by August 1, 2007. If the Company does not redeem the New Preferred Stock in the event of a Change in Control (as defined), the holders of the New Preferred Stock may require the Company to make an offer to purchase the outstanding shares of New Preferred Stock at a price equal to 101% of the

K. CAPITAL STOCK (CONTINUED)

applicable liquidation preference. Each share of the New Preferred stock is convertible into 150 shares of the Company’s Class A Common
Stock at any time at the option of the holder and subject to compliance with certain financial covenants, will also be exchangeable into the New Notes of the Company due 2008, at the option of the Company on any dividend payment date, subject to certain requirements and procedures.

     Upon any voluntary or involuntary liquidation of the Company, holders of the New Preferred Stock will be entitled to be paid out of the assets available for distribution, the liquidation preference per share plus an amount equal to all accumulated and unpaid dividends, before any distribution is made to the holders of Harborside Common Stock. Holders of the New Preferred Stock have no voting rights except as provided by law and in the Certificate of Designation. In the event that dividends are not paid for any six quarterly periods, or upon certain other events, the number of directors constituting the Company’s Board of Directors would be adjusted to permit the holders of the majority of the then outstanding New Preferred Stock, voting separately as a class, to elect two directors.

     The Certificate of Designation also contains certain restrictive covenants that limit the Company's restricted subsidiaries from making certain payments or investments and which limit the Company's ability to incur debt, issue preferred stock, merge or dispose of substantially all of its assets.

     On October 20, 2004, the Company issued an additional 22,170 shares of additional New Preferred Stock (with an initial liquidation value of $22,170,000) in connection with the early extinguishment of the New Notes. Additionally, the mandatory redemption date of the New Preferred Stock was changed from February 1, 2008 to April 7, 2008 by an amendment to the Certificate of Designation.

As of December 31, 2006, preferred stock dividends accrete based on the following schedule:

2007	8,221,000
2008	726,000
$ 8,947,000

Common Stock Warrants

     On May 10, 2001, as part of the financial restructuring (see Note H), the Company issued common stock warrants (the “Warrants”) to purchase an aggregate total of 4,326,641 shares to holders of the Discount Notes, to holders of the preferred stock, and to Investcorp S.A., representing the right to purchase an aggregate of approximately 15%, 5% and 15%, respectively, of the total number of shares of all classes of the Company’s common stock on a fully diluted basis (excluding shares issuable upon conversion of the New Preferred Stock, each share of which are initially convertible into 150 shares of Class A Common Stock). Each warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $0.01 per share. The Warrants are exercisable at the earliest to occur of (a) the occurrence of a Change of Control, as defined, (b) the date of an initial public offering, or (c) the expiration date, August 1, 2009.

     On October 20, 2004, the Company issued common stock warrants (the “New Stock Warrants”) representing the right to purchase (at $0.01 per share) an aggregate of 2,472,219 shares of Class A Common Stock in connection with the early extinguishment of the New Notes. Recipients of the New Stock Warrants included certain affiliates of Investcorp, S.A. The New Stock Warrants will be exercisable at the earliest to occur of (a) the occurrence of a Change of Control, as defined, (b) the date of an initial public offering, or (c) the expiration date, April 7, 2008. At the time of the issuance of the New Stock Warrants, an equal number of the previously issued Warrants were cancelled.

Stock Option Plans

     In connection with the Merger, all holders of options issued through existing stock option plans had the right to retain their options or to have their options converted into cash at $25.00 per underlying share less the applicable exercise price (and taxes required to be withheld by the Company). Holders of options representing options to purchase 109,994 shares of stock retained their options while the remainder (representing 648,923 options) exercised their right to convert their options into cash.

     Also, in connection with the Merger, the Company adopted the Harborside Healthcare Corporation Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan is administered by the Board of Directors of the Company. The Board of Directors designates which employees of the Company will be eligible to receive awards under the Stock Option Plan, and the amount, timing, and other terms and conditions applicable to such awards. All options granted under the Stock Option Plan during 1998 were granted with an exercise price equal to $25.00, equal to the fair market value of the stock on the date of grant. Options granted under the Stock Option Plan during 1998 were to vest at the end of a seven year period or earlier if certain financial performance criteria were met. All options granted under the Stock Option Plan during 1998 and still outstanding as of September 29, 2000 were cancelled on that date in connection with the issuance of the Restricted Shares. A maximum of 1,670,000 shares have been reserved for issuance in connection with the Stock Option Plan.

     On November 19, 2001, the Company issued options to purchase 883,000 shares of Class C common stock, at an exercise price of $1.25, to certain managers and officers. Additional grants were made in 2002 (50,500 options) and 2004 (148,000 options). These options vest 25% annually on December 31 following the date of grant.

K. CAPITAL STOCK (CONTINUED)

Information with respect to options granted under the Stock Option Plan is as follows:

Options Outstanding:	Number	Exercise Price	Weighted-Average
	of Shares	Per Share	Exercise Price
Balance at December 31, 2003	1,002,992	$1.25 - $21.69	$2.55

Cancelled	7,125	$1.25	$1.25
Granted	148,000	$1.25	$1.25
Balance at December 31, 2004	1,143,867	$1.25 - $21.69	$2.39

Cancelled	11,250	$1.25	$1.25
Exercised	320,000	$1.25	$1.25
Balance at December 31, 2005	812,617	$1.25 - $21.69	$2.85

Cancelled	-	-	-
Exercised	-	-	-
Balance at December 31, 2006	812,617	$1.25 - $21.69	$2.85

     At December 31, 2004, there were 1,026,867 exercisable options at a weighted-average exercise price of $2.52. At December 31, 2005, there were 746,117 exercisable options at a weighted-average exercise price of $2.99. At December 31, 2006, there were 779,367 exercisable options at a weighted-average price of $2.92 (702,623 of these options had an exercise price of $1.25). Pro forma disclosures were not materially different than the results as reported in 2004 and 2005.

     Effective October 11, 2006, the Board of Directors of the Company approved a plan (the “Sales Bonus Plan”) to pay transaction bonuses to certain members of the Company’s senior management upon the consummation of the pending merger with Sun Healthcare Group, Inc. (see Note O). Sales Bonus Plan payments will be determined by the Compensation Committee of the Board of Directors and will be deducted from the amounts payable, under the merger agreement, to the holders of the Company’s common stock.

L. CONTINGENCIES

     On February 18, 2005, a jury awarded damages of $2.5 million to plaintiff, a former vendor of the Company, who had filed suit on February 7, 2001 in the Eastern District Court of Pennsylvania.  The full amount of the judgment was accrued by the Company during the year ended December 31, 2004 and was paid by the Company to the plaintiff on June 1, 2005.

     The Company is involved in other legal actions and claims in the ordinary course of its business. It is the opinion of management, based on the advice of legal counsel, that such litigation and claims will be resolved without material effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company self-insures for health benefits provided to a majority of its employees. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company recognizes an expense for estimated health benefit claims including claims incurred but not reported at the end of each year. As of December 31, 2005 and 2006, the Company maintained a reserve for self-insured employee health benefit claims in the amount of $3,869,000 and $3,202,000, respectively.

     The Company self-insures for most workers' compensation claims. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company accrues for estimated workers' compensation claims including claims incurred but not reported at the end of each year. As of December 31, 2005 and 2006, the Company maintained a reserve for self-insured workers’ compensation claims in the amount of $14,214,000 and $12,872,000, respectively.

     During the year ended December 31, 1998, the Company implemented a general and professional liability insurance program which, for the period from September 1, 1998 to August 31, 2001, limited the Company’s self-retention risk for this program to a maximum of $25,000 per year. The Company implemented a new general and professional liability program, effective September 1, 2001, which resulted in the Company maintaining an unaggregated self-insured retention of $2,000,000 per occurrence for locations outside of Florida and completely retaining risk at the Florida facilities. Beginning on December 1, 2002, the Company's unaggregated self-insured retention increased to $10,000,000 per occurrence for locations outside of Florida. As of December 31, 2005 and 2006, the Company maintained a Claims Reserve for estimated unpaid losses, including unreported claims, in the amounts of $18,209,000 and $18,748,000, respectively. The amount of the reserve was determined through an estimation process that used information from both the Company’s records as well as industry data. The Company uses an independent actuary to help estimate the required general and professional liability reserve. Factors reviewed include the frequency of expected claims, the average cost per claim, emerging industry trends, changes in regulatory environment and the expected effect of various operational and risk management initiatives. The Company will continue to evaluate its insurance reserve requirements on a quarterly basis. Required adjustments to the Company’s general and professional liability reserve will be recorded in the accounting period in which the change in estimate occurs.

M. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

Cash and Cash Equivalents
     The carrying amount approximates fair value because of the short effective maturity of these instruments.

Note Receivable
     The carrying value of the note receivable approximates its fair value at December 31, 2005 and 2006, based on the yield of the note and the present value of expected cash flows.

Long-term Debt
     The Company estimates that the fair value of its debt at December 31, 2006 approximates its carrying amount.

N. RELATED PARTY TRANSACTIONS

     Investcorp International Inc. (“III”), an affiliate of Investcorp, S.A., received $500,000 and $600,000 for management advisory and consulting services provided to the Company during the years ended December 31, 2005 and December 31, 2006, respectively. In connection with the transaction process concluding with the merger of the Company and Sun Healthcare Group, Inc. (see Note O), the Company entered into a merger and acquisition services agreement with III under which III will be entitled to a fee (to be calculated based on the transaction value) upon the closing of the merger.

O. RECENT AND PENDING TRANSACTIONS

     On April, 18, 2006, the Company exercised an option to purchase, at fair market value, four Massachusetts facilities currently leased from a real estate investment trust (the “REIT”). The aggregate annual rent for these four facilities is currently $2,180,000. In connection with the merger agreement described below, the Company, the landlord and Sun Healthcare Group, Inc. have agreed that the existing lease will be extended until December 31, 2007 and that the properties will then be acquired for an aggregate purchase price of $20,600,000.

     Effective May 1, 2006, the Company acquired 75% of the equity interests of a home health company, Physicians Homecare, for $2,200,000. This home health company provides home health services through three branches located in Massachusetts. The Company recorded goodwill of approximately $3,800,000 as it assumed net liabilities in addition to the purchase price paid. The Company is in the process of finalizing its purchase price allocation and anticipates this being competed by June 30, 2007.

     Effective August 1, 2006, the Company purchased two facilities (421 licensed beds and located in Connecticut) for a total purchase price of $18,925,000. The purchase was financed using borrowings under the Company’s Credit Agreement (see Note C). In connection with this purchase, the Company also began managing a third facility (141 licensed beds and located in Connecticut) on August 1, 2006, which it then purchased on November 1, 2006 for $6,975,000. This purchase was also financed using borrowings under the Company’s Credit Agreement.

     Effective October 1, 2006, the Company purchased eleven facilities in Kentucky with a total of 760 beds in eight rehabilitation and long-term care facilities, two Alzheimer’s disease specialty facilities and one assisted living center. The total purchase price for these eleven facilities was $49,050,000 of which $340,000 was recorded as goodwill because the purchase price exceeded the total appraised value. The purchase was financed using borrowings under the Company’s Credit Agreement.

     On October 18, 2006, the Company exercised options to purchase five Connecticut facilities, currently leased by the Company, for an aggregate gross purchase price of $69,250,000. The gross purchase price will be reduced by the collection of a $7,487,000 note receivable from the seller currently held by the Company. The aggregate annual rent for these five facilities is approximately $7,689,000. The Company expects to fund this purchase through its Credit Agreement and the assumption of debt. The Company expects to complete this purchase in the first half of fiscal 2007.

     Effective October 19, 2006, the Company entered into a merger agreement with Sun Healthcare Group, Inc. (“Sun”) whereby Sun will acquire all of Harborside’s outstanding stock in exchange for $349,400,000 in cash and the assumption of all of its outstanding debt (which includes debt which might be incurred prior to closing to purchase certain facilities that are currently leased by the Company). In accordance with the agreement, the holders of the Company’s stock will receive $349,400,000 in cash (less certain costs of the transaction that are for the account of the Company). Sun has received debt financing commitments from Credit Suisse and CIBC World Markets Corp. to fund the purchase of the Company’s stock and the refinancing of the majority of its debt. Sun owns companies that operate long-term and postacute care facilities and in addition, provide therapy, staffing and hospice services. For the year ended December 31, 2006, and in connection with the process that led to this agreement, the Company incurred $2,554,000 of various professional and administrative fees.

     On November 13, 2006, the Company received a notice from OHIMA, Inc. (“OHIMA”), the Lessor, in connection with the Master Lease between OHIMA and Massachusetts Holdings I, LLC, a subsidiary of the Company, as Lessee. The notice stated OHIMA’s intent to exercise its right to cause the base rent payable under the Master Lease covering four Massachusetts facilities to reset in accordance with the terms of the lease. The notice served to trigger a thirty day negotiation period during which time OHIMA and the Company attempted to negotiate a revised base rent without resorting to the appraisal methodology described in the Master Lease. In February 2007, Harborside and OHIMA agreed to adjust the annual base rent from $2,122,000 to $2,950,000 effective March 1, 2007.